UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2008

Health Anti-Aging Lifestyle Options, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah	000-50068	90-0097142
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

4233 E. Magnolia Avenue
Phoenix, AZ 85034

(Address of principal executive offices)

Registrant’s telephone number, including area code: (602) 561-9177

580 Hornby Street, Suite 490, Vancouver, British
Columbia, Canada V6C 3B6

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o	Written communications pursuant to Rule 425 under the Securities Act
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

TABLE OF CONTENTS

ITEM 5.02	Departure of Directors or Principal Officers: Election of Directors; Appointment of
Principal officers

SIGNATURES

ITEM 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a)      On September 3, 2008, David Alley was elected to the Board of Directors of Health Anti-Aging Lifestyle Options, Inc.

(b)      On September 3, 2008, Bruce Schmidt resigned from his positions as Director, President, Chief Executive Officer, Chief Financial Officer, Secretary-Treasurer and Principle Accounting Officer of Health Anti-Aging Lifestyle Options, Inc. (the “Company”). Mr. Schmidt has resigned from his positions to pursue other personal interests. At the time of his resignation, Mr. Schmidt possessed no Company securities, nor is he owed any compensation for his services rendered to the Company.

     Effective immediately, David Alley assumed the position of President, Chief Executive Officer, Chief Financial Officer, Secretary-Treasurer and Principal Accounting Officer of the Company to fill the vacancy created by Mr. Schmidt’s resignation.

     David Alley graduated from the University of Arizona in 1992 with a Bachelor of Arts in Organizational Communications and a minor in Business & Marketing. Specializing in sales and marketing, he has contributed to the success of several Phoenix, AZ private companies.

     From July 1998 to the present, Mr. Alley has been employed with Wholesale Auto Network Company Co.; a company involved in the market of wholesale trade, importing and exporting of automobiles out of Phoenix, AZ. In May 2004, Mr. Alley became the Chief Executive Officer for Madisons Properties LLC; also a Phoenix, AZ private company, specializing in investment banking for commercial and residential holdings. He continues to serve as the Chief Executive Officer for Madison Properties LLC to the present day. From December 2004 to the current date, David Alley has been a general partner of Pine View Holdings LLC; a private company operating out of Phoenix, AZ. Pine View Holdings LLC is a commercial property management company. David Alley has not held directorships with any publicly traded companies.

     David Alley will receive no compensation for his services as Director, President, Chief Executive Officer, Chief Financial Officer, Secretary-Treasurer and Principal Accounting Officer of Health Anti-Aging Lifestyle Options, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH ANTI-AGING LIFESTYLE OPTIONS, INC.

By:	DAVID ALLEY
David Alley
President, Chief Executive Officer and Director

Dated: September 4, 2008